Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Dec. 1, 2017

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Adds President’s Title to Company’s COO

TULSA, Okla. — WPX Energy (NYSE: WPX) has named Clay M. Gaspar as president effective Dec. 1, 2017, in addition to his current role as the company’s chief operating officer.

Gaspar and the balance of WPX’s senior leadership will continue reporting directly to Rick Muncrief, WPX’s chairman and chief executive officer.

Gaspar joined WPX in October 2014 as senior vice president of operations and resource development. He was promoted to chief operating officer in November 2015.

“Clay is highly regarded in our industry and has been instrumental at WPX implementing widespread change associated with our $7 billion portfolio transformation,” said Muncrief.

“He adds value to what we do as a company by driving efficiencies, emphasizing technical excellence, recruiting new talent and rotating staff across basins and disciplines to expand their experience and viewpoints.”

Gaspar is a registered professional engineer and a member of The Society of Petroleum Engineers. He has a bachelor’s degree in petroleum engineering from Texas A&M and a master’s degree in petroleum and geosciences engineering from The University of Texas.

Prior to WPX, Gaspar worked for Newfield Exploration, Anadarko Petroleum and Mewbourne Oil in a variety of technical and leadership roles. He has more than two decades of experience in the oil and natural gas sector.

About WPX Energy, Inc.

WPX has posted double-digit oil volume growth each of the past five years. The company is active in the Delaware, Williston and San Juan basins. The Delaware Basin is the western portion of the greater Permian Basin.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.  Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise.  WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise.  Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn:  Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.